As filed with the Securities and Exchange Commission on November 4, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 Sony Group Kabushiki Kaisha

 (Exact name of Registrant as specified in its charter)

Sony Group Corporation

 (Translation of Registrant’s name into English)

Japan	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

 c/o 7-1, Konan 1-chome
Minato-ku
Tokyo 108-0075
Japan

(Address of principal executive offices)

The Seventeenth, Eighteenth and Nineteenth Series Restricted Stock Units of

Sony Group Corporation

 (Full title of the plans)

Sony Corporation of America
25 Madison Avenue, 26th Floor

New York, NY 10010-8601

Attn.: Office of the General Counsel

212-833-8676

(Name, address and telephone number of agent for service)

Copy to:

Michael J. Albano, Esq.

Amanda K. Toy, Esq.
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The reports listed below have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Sony Group Corporation (the “Registrant”) and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed or furnished.

(a)      The Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2025 filed by the Registrant with the Commission on June 20, 2025, including the description of the Common Stock of the Registrant contained under the caption “Capital stock” under “Additional Information” in such Annual Report; and

(b)      All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since March 31, 2025.

In addition, all of the Registrant’s reports filed with the Commission (with respect to any Form 6-K, only to the extent designated therein) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act since the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Article 330 and Article 402, Paragraph 3 of the Companies Act of Japan make the provisions of Section 10, Chapter 2, Part III of the Civil Code of Japan applicable to the relationship between the Registrant and its directors and corporate executive officers, respectively.

Section 10, among other things, provides in effect that:

(a)      If a director or a corporate executive officer of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him or her, he or she may demand reimbursement therefor from the company;

(b)      If a director or a corporate executive officer has assumed an obligation necessary for the management of the affairs entrusted to him or her, he or she may require the company to perform it in his or her place or, if it is not due, to furnish adequate security; and

(c)      If a director or a corporate executive officer, without any fault on his or her part, sustains damage through the management of the affairs entrusted to him or her, he or she may demand compensation therefor from the company.

The Registrant has in place a directors’ and officers’ liability insurance policy, which indemnifies our directors and officers against liability arising from certain acts performed by them in their respective capacities as such.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

Exhibit No.	Description
4.1*	Restricted Stock Unit (RSU) Regulations
4.2*	Notice of Granting RSUs
4.3	Articles of Incorporation of the Registrant, as amended (English translation thereof) (filed as an exhibit to the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2025 (File No. 001-06439) and incorporated herein by reference)
4.4	Charter of the Board of Directors of the Registrant, as amended (English translation thereof) (filed as an exhibit to the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2024 (File No. 001-06439) and incorporated herein by reference)
23.1*	Consent of PricewaterhouseCoopers Japan LLC
24.1*	Power of Attorney (included on signature pages)
107*	Calculation of Filing Fee Tables

* Filed herewith

Item 9. Undertakings

(a)      The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Sony Group Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Japan as of the 30th day of October, 2025.

SONY GROUP CORPORATION

By:	/s/ Yasuhiro Ito
Yasuhiro Ito Chief People Officer (CPO), Corporate Executive Officer, Officer in charge of Human Resources, General Affairs, the Corporate Executive Office and Lead of Diversity

POWER OF ATTORNEY

We, the undersigned directors and officers of the Registrant, do hereby severally constitute and appoint Hiroki Totoki, Yasuhiro Ito and Peter J. Kim, each our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said Registrant to comply with the Securities Act and any rules, regulations and requirements of the Commission, in connection with the Registration Statement of the Registrant on Form S-8 including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do each hereby ratify and confirm all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities as of the 30th day of October, 2025.

Name	Title

/s/ Kenichiro Yoshida	Chairman, Representative Corporate Executive Officer, Member of the Board
Kenichiro Yoshida

/s/ Hiroki Totoki	President, Chief Executive Officer, Representative Corporate Executive Officer,
Hiroki Totoki	Member of the Board

/s/ Lin Tao	Chief Financial Officer, Corporate Executive Officer
Lin Tao

/s/ Wendy Becker	Chair of the Board
Wendy Becker

/s/ Keiko Kishigami	Member of the Board
Keiko Kishigami

/s/ Joseph A. Kraft Jr.	Member of the Board
Joseph A. Kraft Jr.

/s/ Neil Hunt	Member of the Board
Neil Hunt

/s/ William Morrow	Member of the Board
William Morrow

/s/ Shingo Konomoto	Member of the Board
Shingo Konomoto

/s/ Yoriko Goto	Member of the Board
Yoriko Goto

/s/ Nora Denzel	Member of the Board
Nora Denzel

/s/ Masayuki Hyodo	Member of the Board
Masayuki Hyodo

/s/ Peter J. Kim	Executive Vice President, General Counsel & Secretary,
Peter J. Kim	Sony Corporation of America; Authorized Representative